Exhibit 10.1
FIRST AMENDMENT TO RIGHTS AGREEMENT
This First Amendment to Rights Agreement by and between Tronox Incorporated (the “Company”) and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A., (the “Rights Agent”) is entered into and shall be effective as of March 12, 2008.
     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of November 7, 2005 (the “Rights Agreement);
     WHEREAS, the Company and the Rights Agent agree that that certain thresholds set in the Rights Agreement are artificially low with respect to the Class A Common Shares, resulting in unintended limits which may discourage investment by desirable investors; and
     WHEREAS, the Company and the Rights Agent agree it is in the best interest of the Company and its stockholders that the thresholds be revised;
     NOW THEREFORE, the Company and the Rights Agent agree that the Rights Agreement shall be amended as follows:
     1. Section 1(a) of the Rights Agreement is deleted in its entirety and the following be substituted therefor:
“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of (i) 15% or more of the Class B Common Shares then outstanding or (ii) any combination of Class A Common Shares and Class B Common Shares representing 15% or more of the Common Shares then outstanding, but shall not include (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company or any Subsidiary of the Company or (D) any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, (w) increases the proportionate number of Class B Common Shares Beneficially Owned by such Person to 15% or more of the Class B Common Shares then outstanding or (x) increases the proportional number of Common Shares Beneficially Owned by such Person to 15% or more of the Common Shares then outstanding; provided , however , that if a Person shall become the Beneficial Owner of (y) 15% or more of the Class B Common Shares then outstanding or (z) 15% or more of the Common Shares then outstanding by reason of share purchases by the Company, and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provision of this paragraph (a) has become such inadvertently and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a) then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”
     2. At Section 3(a), the first full sentence shall be deleted in its entirety and the following shall be substituted therefor:
“Section 3. Issue of Right Certificates.
(a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of (A) 15% or more of the Class B Common Shares then outstanding or, (B) any combination of Class A Common Shares and Class B Common Shares representing 15% or more of the Common Shares then outstanding (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares of the Company registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares of the Company.”

     3. At Section 26, the address of Company and the Rights Agent for purposes of notice shall be deleted in its entirety and the following substituted therefor:
Tronox Incorporated
Attention: Corporate Secretary
One Leadership Square, Suite 300
211 N. Robinson Avenue
Oklahoma City, OK 73102
Facsimile: 405-775-6570
Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attn: President
Facsimile: (781) 575-4210
All other provisions of the Rights Agreement shall remain in full force and effect.
     In Witness Whereof, Company and Rights Agreement do hereby execute this First Amendment as of the date first written above.

“Company”	Tronox Incorporated
	By:	/s/ Michael J. Foster
Michael J. Foster
Vice President, General Counsel and Secretary

“Rights Agent”	Computershare Trust Company, N.A.
	By:	/s/ Robert A. Buckley, Jr.
		Name:	Robert A. Buckley, Jr.
		Title:	Sr. Vice President